SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, DC  20549




                                 FORM 8-K/A

                               CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



     Date of report (Date of earliest event reported):  December 4, 1998



                             STRYKER CORPORATION
             (Exact name of registrant as specified in charter)





          MICHIGAN                 0-9165                  38-1239739
       (State or other          (Commission              (IRS employer
       jurisdiction of          file number)          identification no.)
       incorporation)



    P.O. Box 4085,                             49003-4085
    Kalamazoo, Michigan                        (Zip Code)
    (Address of principal
    executive offices)



    (616) 385-2600
    (Registrant's telephone number, including area code)






     This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Stryker Corporation (the "Company") on December 21, 1998 (the "Initial 8-K") to include certain financial information omitted from the Initial Report pursuant to Item 7(a)(4) of Form 8-K and the consent of independent certified accountants with respect to the audited financial statements included herein.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of the business acquired.


---------------------------------------------------------------------------
Howmedica (A Business of Pfizer Inc.) Combined Financial Statements for the years ended December 31, 1997, 1996 and 1995 and Independent Auditor's Report.
----------------------------------------------------------------------------



INDEPENDENT AUDITORS' REPORT


The Board of Directors
Pfizer, Inc.


We have audited the accompanying combined balance sheets of Howmedica, a Business of Pfizer Inc. ("the Company") as of December 31, 1997 and 1996, and the combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Howmedica, a Business of Pfizer Inc., as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             /s/ KPMG LLP


September 9, 1998



    Howmedica
    (A Business of Pfizer Inc.)
    COMBINED BALANCE SHEET
    (Dollars in Thousands)

                                                  December 31   December 31
                                                      1997         1996
                                                  -----------   -----------
    Assets

    CURRENT ASSETS
    Cash                                               $11,662      $31,131
    Accounts receivable, less allowance for
      doubtful accounts:
      1997 - $13,361; 1996 - $13,773                   208,859      212,050
    Due from parent and affiliates                     170,841      103,612
    Inventories                                        253,889      263,514
    Deferred taxes                                      57,717       61,287
    Prepaid expenses and other assets                   21,232       22,271
                                                    ----------   ----------
    Total current assets                               724,200      693,865

    Property, plant and equipment, less
       accumulated depreciation                        192,346      194,221
    Goodwill and other intangible assets, net          104,758      114,644
    Deferred charges                                   188,261      186,982
    Deferred taxes                                         635            0
    Other assets                                         2,425        2,526
                                                    ----------   ----------
      Total assets                                  $1,212,625   $1,192,238
                                                    ==========   ==========

    Liabilities and Business Unit Equity

    CURRENT LIABILITIES
    Accounts payable                                   $84,911      $93,620
    Short-term borrowings                                3,447       25,146
    Due to parent and affiliates                       516,183      474,094
    Income taxes payable                                24,262       29,820
    Deferred taxes                                       7,335        4,435
    Accrued compensation and related items              34,620       31,975
    Other current liabilities                           63,254       43,206
                                                    ----------   ----------
      Total current liabilities                        734,012      702,296

    Long-term debt                                         337        1,753
    Deferred taxes                                      48,751       55,819
    Other noncurrent liabilities                         8,574        7,973
                                                    ----------   ----------
      Total liabilities                                791,674      767,841

    Business unit equity                               420,915      380,221
    Currency translation adjustment                         36       44,176
                                                    ----------   ----------
      Total business unit equity                       420,951      424,397
                                                    ----------   ----------

      Total liabilities and business unit equity    $1,212,625   $1,192,238
                                                    ==========   ==========


See accompanying notes to combined financial statements.



Howmedica
(A Business of Pfizer Inc.)
COMBINED STATEMENT OF INCOME
(Dollars in Thousands)


                                                Years Ended December 31,
                                          -----------------------------------
                                                1997         1996        1995
                                            --------     --------    --------
Net sales                                   $820,708     $792,620    $732,686
Cost and expenses:
  Cost of sales                              295,606      281,071     271,484
  Selling, informational and
   administrative expenses                   325,831      289,549     255,254
  Research and development expenses           50,102       49,925      40,512
  Corporate and division overhead costs       27,031       21,825      18,034
  Other deductions--net                       32,907       15,140      26,972
                                            --------     --------    --------
Income before provision for taxes on
  income                                      89,231      135,110     120,430
Provision for taxes on income                 34,343       55,549      48,400
                                            --------     --------    --------
Net income                                   $54,888      $79,561     $72,030
                                            ========     ========    ========

See accompanying notes to combined financial statements.


Howmedica
(A Business of Pfizer Inc.)
COMBINED STATEMENT OF CASH FLOWS
(Dollars in Thousands)


                                                   YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                     1997       1996      1995
                                                ---------   --------  --------
OPERATING ACTIVITIES
Net income                                        $54,888    $79,561   $72,030
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization of intangibles     68,204     56,786    39,090
  Gain on disposals of property, plant
   and equipment                                     (101)        (6)      (29)
  Deferred taxes                                    1,171      7,860    (1,642)
  Other                                              (162)        60       438
  Changes in assets and liabilities:
   Accounts receivable                            (14,193)     4,570    (8,497)
   Inventories                                    (13,139)     4,912     6,826
   Prepaid, other assets and deferred charges     (41,417)   (87,224)  (55,470)
   Accounts payable and accrued liabilities        20,020     (3,523)   33,185
   Other noncurrent liabilities                       868       (418)    3,511
   Due from/to parent and affiliates               (3,857)   113,155   (33,908)
                                                  -------    -------   -------
Net cash provided by operating activities          72,282    175,733    55,534
                                                  -------    -------   -------

INVESTING ACTIVITIES
   Purchases of property, plant and equipment     (45,386)   (54,337)  (35,454)
   Proceeds from sales of property, plant
     and equipment                                  1,456      1,706     1,759
   Acquisition, net of cash acquired                    0    (53,083)        0
   Other                                             (690)         0      (818)
                                                  -------    -------   -------
Net cash used in investing activities             (44,620)  (105,714)  (34,513)
                                                  -------    -------   -------

FINANCING ACTIVITIES
   Proceeds from borrowings                             0      3,107         0
   Repayments of borrowings                       (19,912)         0    (4,102)
   Dividends to parent company                     (6,825)   (21,405)  (10,640)
   Branch earnings remitted                       (17,036)   (45,251)  (35,510)
   Capital contribution                                 0     12,316     7,731
                                                  -------    -------   -------
Net cash used in financing activities             (43,773)   (51,233)  (42,521)
                                                  -------    -------   -------
Effect of exchange rate changes on cash            (3,358)      (377)    1,253
                                                  -------    -------   -------
Net increase/(decrease) in cash                   (19,469)    18,409   (20,247)
Cash at beginning of year                          31,131     12,722    32,969
                                                  -------    -------   -------
Cash at end of year                               $11,662    $31,131   $12,722
                                                  =======    =======   =======

See accompanying notes to combined financial statements.



Howmedica
(A Business of Pfizer Inc.)
Notes to Combined Financial Statements
(Dollars in Thousands)


1.   Organization and Business Description

Organization

Howmedica is a business unit within the Medical Technology Group ("MTG") of Pfizer Inc. ("Pfizer"). Howmedica is comprised of the following wholly-owned (directly or indirectly) subsidiaries of Pfizer - Howmedica GmbH (Germany); Howmedica Leibinger Inc.; Howmedica Leibinger GmbH & Co.; Jaquet Orthopedie S.A.; Howmedica International Inc. (includes Panama, Germany and Irish branches); Howmedica International Limited; Pfizer Hospital Products Ltd.; Benoist Girard & Cie S.C.A.; Pfizer Medical Technology Group Ltd.; Howmedica France S.C.A.; Howmedica GesMBH (Austria); Pfizer Medical Technology Group A.B.; Pfizer Medical Technology Group (Belgium) N.V.; Pfizer Medical Technology Group (Netherlands) B.V.; Howmedica Iberica S.A; Pficonprod Pty Ltd. (Australia) and the Rutherford, New Jersey branch (Orthopedic Division)
of Howmedica Inc.   In addition, Howmedica includes certain net assets used
exclusively in its business but located at various Pfizer subsidiaries.

Business Description

Howmedica manufactures, markets and distributes a wide range of reconstructive, trauma and specialty products used by orthopedic medical professionals in the treatment of musculoskeletal disorders. In addition, Howmedica's products include specialty surgical instrumentation focused on stereotactic surgery. Howmedica has a global direct sales and distribution presence in all major markets of the world and has its manufacturing operations in the United States and Europe. The raw materials for its products are readily available and Howmedica is not dependent on a single supplier or only a few suppliers for its raw materials.


2.     Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements present the financial position, results of operations and cash flows for Howmedica as if it were a separate legal entity. All significant intercompany transactions and balances have been eliminated. Operations outside of the U.S. are included on a fiscal year basis ending November 30. The combined financial statements include the accounts specifically attributed to Howmedica, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and business segment operating levels of Pfizer. The Rutherford branch's earnings are included in the net income of Howmedica and are remitted to Pfizer through the intercompany accounts on an annual basis. Cash from Howmedica's domestic operations is not included in cash in the accompanying combined balance sheet at December 31, 1997 and 1996 since this cash is included in Pfizer's centralized cash management system. Accordingly, Howmedica's cash at December 31, 1997 and 1996 may not be representative of an independent company.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include depreciation, amortization and estimates used in allocating certain assets, liabilities and the costs of shared services and administrative functions.

Management believes that it exercised reasonableness in deriving these amounts. Howmedica is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as, but not limited to, changes in the healthcare environment, competition, foreign exchange, legislation, regulation, litigation and other such matters.

Summary of Significant Accounting Policies

Due from/to parent and affiliates - Due from/to parent and affiliates reflects balances and transactions among Howmedica, Pfizer and other Pfizer entities. Howmedica participates in Pfizer's centralized cash management system and, as such, its cash funding requirements are met by Pfizer and generally all excess cash from Howmedica's domestic operations is transferred to Pfizer.

Inventories - Inventories are valued at the lower of cost or market, with cost determined for finished goods and work-in-process at average actual cost and raw materials and supplies at average or latest actual cost.

Property, plant and equipment - Property, plant and equipment are carried at cost less accumulated depreciation. Major improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is computed generally on a straight-line basis over the following estimated useful lives:

      Buildings                               33  1/3  years
      Machinery and equipment                  8 - 12  years
      Furniture, fixtures and other            3 - 12  years

Goodwill and other intangible assets - Goodwill represents the excess of purchase price over fair value of the net tangible and identified intangible assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense of goodwill and other intangible assets is included in "Other deductions--net" in the accompanying combined statement of income. The carrying values of goodwill and other intangible assets are reviewed for impairment whenever events or changes in business conditions indicate they may not be recoverable. Howmedica considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than their carrying amounts.

Foreign currency translation - The financial statements of operations outside of the U.S. are maintained in their local currency. Howmedica translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are accumulated in a separate component of business unit equity. Gains and losses on foreign currency transactions, which were not material, are included in earnings.

Financial instruments - The carrying values of Howmedica's financial instruments approximate their estimated fair values. At December 31, 1997 and 1996, the cost of each type of financial instrument, primarily accounts receivable, due from/to parent and affiliates, accounts payable and short-term borrowings approximates fair value because of the short maturity period of these instruments.

Royalty expenses - Royalty expenses are primarily related to product design and development and are expensed as incurred. Royalty expenses included in "Cost of sales" on the accompanying combined statement of income were $40,091, $36,918 and $41,147 for 1997, 1996 and 1995, respectively.

Loaner instruments - Howmedica provides certain instruments for surgical implants primarily to hospitals. These instruments are included in "Deferred charges" on the accompanying combined balance sheet and are amortized on a straight-line basis over five years. The carrying values of these instruments are $175,109 and $172,838 at December 31, 1997 and 1996. Amortization expense of loaner instruments is included in "Cost of sales" in the accompanying combined statement of income and was $34,194, $26,273 and $15,997 for the years ended December 31, 1997, 1996 and 1995, respectively.

Advertising expense - Advertising costs are expensed as incurred.
Advertising expenses were $33,474, $26,793 and $21,561 for 1997, 1996 and 1995, respectively.

Concentration of credit risk - Howmedica does not have significant concentrations of credit risk from its customers. Periodically, Howmedica reviews the credit quality of its customers' financial condition. In general, there is no requirement for collateral from customers.

Income taxes - As an operating unit of Pfizer, Howmedica does not file separate U. S. Federal or certain foreign tax returns but rather is included as part of the various returns filed by Pfizer or its subsidiaries. For reporting purposes, Howmedica's tax provision is computed as if it were a separate company. For jurisdictions where Howmedica is included in Pfizer's or its subsidiaries' tax returns, allocated domestic income taxes are settled with Pfizer on a current basis. Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. No provision has been made for taxes on overseas retained earnings as they all have been deemed to be permanently reinvested.


3.   Financial Instruments and Concentrations of Credit Risk

Howmedica enters into forward-exchange contracts to match local market short-term assets and liabilities denominated in currencies other than the functional currency. The contracts generally have maturities of six months or less. Changes in the fair value of the forward-exchange contracts are included in "Other deductions-net" in the accompanying combined statement of income together with foreign-exchange gains and losses. At December 31, 1997 and 1996, Howmedica had outstanding forward-exchange contracts with an aggregate notional amount of $99,100 and $39,500, respectively, primarily for the exchange of U.S. dollars and major European currencies. At December 31, 1997, outstanding forward-exchange contracts with an aggregate notional amount of $55,626 and all of the outstanding forward-exchange contracts at December 31, 1996 are with an affiliated entity as the counterparty.

Purchased currency options serve as hedges of anticipated inventory purchases. They are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Unrealized gains are recorded at the transaction date and are included in the cost of the related inventory purchased. At December 31, 1997 and 1996, $18,000 and $24,000 of yen-denominated currency options with maturities through October 1998 were held by Pfizer on Howmedica's behalf. The unrealized differences between fair and carrying values were not material at December 31, 1997 and 1996.


4.    Corporate and Division Overhead Costs

Pfizer allocates certain corporate service and employee benefit expenses (based on actual costs incurred) to Howmedica on the basis of number of personnel, occupied office space and third party sales. Pfizer does not allocate various other corporate overhead expenses to its operating divisions.

However, for purposes of the accompanying combined financial statements, allocations of such expenses have been included in the combined statement of income and are summarized as follows:

                                     Years Ended December 31,
                                  ----------------------------
                                      1997      1996      1995
                                   -------   -------   -------
Pfizer corporate overhead costs    $13,023   $14,136   $11,531
MTG division overhead costs         14,008     7,689     6,503
                                   -------   -------   -------
                                   $27,031   $21,825   $18,034
                                   =======   =======   =======

Pfizer corporate overhead costs represent a portion of corporate functions such as personnel, legal, accounting, treasury and information systems which are primarily allocated based on sales of Howmedica compared to total Pfizer revenues.

MTG division overhead costs represent personnel, quality control, regulatory compliance, finance and business development which are primarily allocated based on sales to third party customers of Howmedica compared to total MTG sales.

Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been or will be incurred by Howmedica as an independent company.


5.   Restructuring and Other Charges

In 1993, Pfizer initiated a worldwide restructuring program which included the consolidation of manufacturing facilities, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities, the consolidation of distribution and administrative organizations and infrastructures and the write-down of inventory. Restructuring charges related to Howmedica were $104,645. The restructuring reserve was utilized in the amounts of $20,245, $600, $42,400 and $41,400 in 1996, 1995, 1994 and 1993, respectively. As of December 31, 1996, this program was completed.

In 1995, Howmedica began a reorganization of its distribution system and recorded a related charge of $19,600 which is included in "Other deductions-net" in the accompanying combined statement of income for the year ended December 31, 1995. As of December 31, 1996, the reorganization was completed.


6.     Patent Settlements

During 1997, Howmedica settled patent infringement cases and expensed related settlement costs of $16,150 which are included in "Other deductions-net" in the accompanying combined statement of income for the year ended December 31, 1997.


7.     Inventory

                                        1997         1996
                                   ---------    ---------
Finished goods                      $275,515     $277,741
Work-in-process                       26,771       37,318
Raw materials                         22,632       24,103
                                    --------     --------
                                     324,918      339,162
Less: allowance for obsolescence     (71,029)     (75,648)
                                    --------     --------
                                    $253,889     $263,514
                                    ========     ========

8.     Acquisitions

On January 11, 1996, Howmedica acquired Leibinger GmbH for approximately $53 million in cash. The purchase price of Leibinger GmbH exceeded the fair value of the net assets acquired by approximately $35 million. At the same time, Pfizer acquired Leibinger U.S. for approximately $80 million in cash and contributed the net assets of Leibinger U.S. to Howmedica. The purchase price of Leibinger U.S. exceeded the fair value of the net assets acquired by approximately $74 million. These acquisitions were recorded under the purchase method of accounting. The financial statements of Howmedica include the operating results of Leibinger GmbH and Leibinger U.S. subsequent to the date of acquisition and contribution.


9.   Property, Plant and Equipment

                                        1997        1996
                                   ---------   ---------
Land and buildings                   $50,038     $55,827
Machinery and equipment              135,211     135,673
Furniture, fixtures and other        151,530     143,526
Construction in progress              11,962       3,695
                                    --------    --------
                                     348,741     338,721
Less: Accumulated depreciation      (156,395)   (144,500)
                                    --------    --------
Net property, plant and equipment   $192,346    $194,221
                                    ========    ========


Depreciation expense totaled $30,398, $27,503 and $22,655 for the years ended December 31, 1997, 1996 and 1995, respectively.


10.     Goodwill and Other Intangible Assets

                                                1997       1996
                                            --------   --------
Goodwill                                     $61,902    $63,642
Patents                                       13,256     13,699
Trademarks                                    17,753     21,600
Customer lists                                 9,400      9,400
License agreements                             5,168      4,268
Other                                          9,797     10,547
                                            --------   --------
                                             117,276    123,156
Less: Accumulated amortization               (12,518)    (8,512)
                                            --------   --------
Net goodwill and other intangible assets    $104,758   $114,644
                                            ========   ========

Amortization expense totaled $3,612, $3,010 and $438 for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in "Other deductions-net" in the accompanying combined statement of income.


11.     Income Taxes

The components of the income tax provision are:

                                             1997       1996        1995
                                        ---------  ---------   ---------
United States:
  Taxes currently payable:
      Federal                              $1,091    $13,406     $15,481
      State and local                         288      3,505       2,538
  Deferred income taxes                       857      3,318      (1,064)
                                          -------    -------     -------
Total U.S. tax provision                    2,236     20,229      16,955
                                          -------    -------     -------
International:
    Taxes currently payable                34,197     26,711      30,617
    Deferred income taxes                  (2,090)     8,609         828
                                          -------    -------     -------
Total International tax provision          32,107     35,320      31,445
                                          -------    -------     -------
Total provision for taxes on income       $34,343    $55,549     $48,400
                                          =======    =======     =======

Reconciliations of the U.S. income tax rate to Howmedica's effective rate follow:

                                          1997       1996       1995
                                      --------   --------   --------
Federal statutory income tax rate       35.0%       35.0%      35.0%
Effect of foreign operations             3.6%        3.2%       3.2%
State & local taxes and other           (0.1)%       2.9%       2.0%
                                       -------    -------    -------
Effective income tax rate               38.5%       41.1%      40.2%
                                       =======    =======    =======

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Howmedica's assets and liabilities. Deferred tax assets and liabilities are comprised of the following:

                                      1997                 1996
                                ------------------   ------------------
                               Assets  Liabilities Assets  Liabilities
                               ------- ----------- ------- -----------
Prepaid/deferred items         $16,362      $9,494 $12,376      $10,875
Inventories                     54,401       2,702  56,188        3,918
Deferred charges                    --      35,531      --       29,010
Employee benefits                  939       3,076     411        3,342
Property, plant and equipment   11,312      28,508   5,555       29,964
Tax carryforwards                  617          --     807           --
Other                            2,000       4,054   5,020        2,215
                               -------     ------- -------      -------
Total deferred taxes           $85,631     $83,365 $80,357      $79,324
                               -------     ------- -------      -------
Net deferred tax asset          $2,266              $1,033
                               =======             =======

The deferred tax assets and liabilities at December 31, 1997 and 1996 are disclosed separately in the accompanying combined balance sheet.


12.     Pension and Postretirement Benefits

Certain Howmedica subsidiaries sponsor various pension plans. At other locations, their employees participate in Pfizer's pension plans for employees worldwide. Plan benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service. The following tables present the benefit obligations and the funded status of the Howmedica sponsored plans which exclude the Howmedica employees who participate in Pfizer's plans, as well as the assumptions used:

                                           1997          1996
                                       ------------  ------------
Assumptions:
  Discount rate:
     U.S. plan                        7.0%           7.5%
     International plans              4.5% - 7.0%    4.5% - 7.0%
  Rate of increase in salary levels:
     International plans              2.5% - 3.8%    2.0% - 3.8%


The benefit obligation of the Howmedica sponsored U.S. plan reflects a pre-determined salary component, adjusted from time to time, as defined in an agreement between the plan participants and Howmedica.

                                                            1997      1996
                                                        --------  --------
Fair value of plan assets                                $45,993   $40,895

Actuarial present value of accumulated benefit
 obligation:
   Vested                                                 41,834    37,587
   Non-vested                                              4,815     4,798
                                                        --------  --------
Total                                                     46,649    42,385
Effect of future salary increases                          9,327    10,549
                                                         -------   -------
Projected benefit obligation                              55,976    52,934
                                                         -------   -------
Plan assets less than benefit obligation                  (9,983)  (12,039)
Unrecognized overfunding at date of adoption               2,263     2,659
Unrecognized net losses                                      433     2,998
Unrecognized prior service cost                            2,935     2,906
Minimum liability adjustment                                (266)      (58)
                                                         -------   -------
Accrued costs included in the combined balance sheet     $(4,618)  $(3,534)
                                                         =======   =======

The annual cost related to these plans and the assumptions used consist of the following:

                                                         1997         1996
                                                     --------   ----------
Assumptions:
 Expected long-term rate of return on plan assets:
   U.S. plan                                            10.0%        10.0%
   International plans                               3.0-8.0%   5.0%-8.75%
Expected return on plan assets:
Actual return                                         $(8,484)     $(2,776)
Deferred return                                         5,264       (1,025)
                                                      -------      -------
Net expected return                                    (3,220)      (3,801)
Service cost-benefits earned during the period          3,425        3,395
Interest cost on benefit obligation                     3,536        3,364
Net amortization and deferral                             499          495
                                                      -------      -------
Net periodic pension cost                              $4,240       $3,453
                                                      =======      =======


The pension plan trustees invest plan assets primarily in stocks, bonds and short-term investments.

Pfizer makes contributions to its U.S. sponsored pension plan, as necessary, to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974. No contributions to Pfizer's U.S. plan were made or required in 1997, 1996 or 1995 as the full funding limitation had already been reached for these years. Pfizer is in the process of identifying the plan assets that will be used to satisfy past service liabilities for the Howmedica employees. For the years ended December 31, 1997, 1996 and 1995, a pension cost of $275, $555 and $1,862, respectively, was allocated to Howmedica. Pfizer funds its international pension plans as required by local government and tax requirements.

Howmedica participates in an international pension plan of Pfizer that is underfunded. At December 31, 1997 and 1996, the related minimum pension liability attributable to Howmedica is approximately $3,171 and $2,889, respectively, and is included in "Other noncurrent liabilities" in the accompanying combined balance sheet.

Pfizer does not fund other postretirement plans, but contributes to the plans as benefits are paid. At December 31, 1997 and 1996, the postretirement benefit obligation principally related to medical insurance at Howmedica was $4,199 and $3,852, respectively, and is included in "Other noncurrent liabilities" in the accompanying combined balance sheet


13.     Business Unit Equity

The changes in business unit equity during the years ended December 31, 1995, 1996 and 1997 were as follows:


                                 Business
                                   Unit
                                  Equity
                                Exclusive
                                    of      Accumulated   Minimum  Business
                               Translation  Translation   Pension    Unit
                                Adjustment  Adjustment   Liability  Equity
                               -----------  ----------   --------- --------
Balance at January 1, 1995         $239,669     $18,530        $--  $258,199
Net income                           72,030          --         --    72,030
Activity with Pfizer:
 Dividends to parent company        (10,640)         --         --   (10,640)
 Rutherford branch earnings
  remitted                          (35,510)         --         --   (35,510)
 Capital contribution                 7,731          --         --     7,731
 Other net assets distributed
  to or disposed of by Pfizer        (2,945)         --         --    (2,945)
 Other activity, net                 (2,575)         --         --    (2,575)
Translation adjustment                   --      13,579         --    13,579
Minimum pension liability
 adjustment                              --          --     (3,152)   (3,152)
                                   --------     -------   --------  --------
Balance at December 31, 1995        267,760      32,109     (3,152)  296,717
Net income                           79,561          --         --    79,561
Activity with Pfizer:
 Dividends to parent company        (21,405)         --         --   (21,405)
 Rutherford branch earnings
  remitted                          (45,251)         --         --   (45,251)
 Contributed net assets of
  Leibinger U.S.                     79,619          --         --    79,619
 Capital contribution                12,316          --         --    12,316
 Other net assets distributed
  to or disposed of by Pfizer         3,540          --         --     3,540
 Other activity, net                  6,970          --         --     6,970
Translation adjustment                   --      12,067         --    12,067
Minimum pension liability
 adjustment                              --          --        263       263
                                   --------     -------   --------  --------
Balance at December 31, 1996        383,110      44,176     (2,889)  424,397
Net income                           54,888          --         --    54,888
Activity with Pfizer:
 Dividends to parent company         (6,825)         --         --    (6,825)
 Rutherford branch earnings
  remitted                          (17,036)         --         --   (17,036)
 Other net assets distributed
  to or disposed of by Pfizer        15,316          --         --    15,316
 Other activity, net                 (5,367)         --         --    (5,367)
Translation adjustment                   --     (44,140)        --   (44,140)
Minimum pension liability
 adjustment                              --          --       (282)     (282)
                                   --------     -------   --------  --------
Balance at December 31, 1997       $424,086         $36    $(3,171) $420,951
                                   ========     =======   ========  ========


14.     Stock Option Awards

Stock options are granted to Howmedica employees under the Pfizer Inc. Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of Pfizer common stock at the market price on the date the option was granted. The weighted-average fair value per stock option granted was $16.77, $10.90 and $6.46 for the options granted in 1997, 1996 and 1995, respectively.

The fair values were estimated using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

                                         1997      1996      1995
                                        ------    ------    ------
Expected dividend yield                 1.76%     1.97%     2.85%
Risk-free interest rate                 6.23%     6.38%     6.26%
Expected stock price volatility        25.56%    25.45%    26.00%
Expected term until exercise (years)    5.50      5.25      5.25


Compensation expense was not recognized for the issuance of employee stock options. If Pfizer had recorded compensation expense for option grants, Howmedica's pro forma net income for 1997, 1996 and 1995 reflecting the compensation cost for the fair value of stock options awarded to Howmedica employees in 1997, 1996 and 1995 would have been as follows:

                         Year Ended December 31,
                       ---------------------------
                           1997      1996     1995
                        -------   -------  -------
Net income:
   As reported          $54,888   $79,561  $72,030
   Pro forma            $48,728   $76,428  $71,479


In 1997, 737,500 options were granted to Howmedica employees with a weighted average exercise price of $55.04; in 1996, 1,132,148 options were granted with a weighted average exercise price of $37.25 and in 1995, 683,800 options were granted with a weighted average exercise price of $24.50. Information regarding outstanding options and exercisability for Howmedica employees is not available. In the opinion of Pfizer management, this information is not significant to the presentation of the financial statements.


15.     Contingent Liabilities and Commitments

Howmedica is involved in a number of claims and litigations considered normal in its business, including product liability, employment, tax, and intellectual property matters. In the product liability area, there are approximately 150 matters pending, including suits and claims involving allegedly defective hip or knee prostheses, fixation devices, or other products, most based on allegations of mechanical failure. Eleven matters, including nine hip and two knee cases, allege long-term effects of the materials in the prostheses. While it is not possible to predict the outcome of any of these proceedings, Howmedica believes that the liability resulting from all pending lawsuits and claims, irrespective of the demands in any of them, will not have a material adverse effect on its results of operations, cash flows or financial position.

Howmedica leases facilities, vehicles and office equipment under various noncancelable operating leases. Total rent expense under operating leases was approximately $7,943, $7,043 and $5,810 for the years ended December 31, 1997, 1996 and 1995, respectively.

At December 31, 1997, future minimum lease payments in years ending December 31 are:

                                Operating
                                   Leases
                               ----------
1998                               $7,308
1999                                5,128
2000                                4,082
2001                                2,964
2002                                2,521
Later years                         2,251
                                  -------
Total minimum lease payments      $24,254
                                  =======


16.     Subsequent Event

In 1998, Pfizer entered into an agreement to sell Howmedica to Stryker Corporation for $1.65 billion. The transaction, pending the usual regulatory approvals, is expected to close in the fourth quarter of 1998.



---------------------------------------------------------------------------
Howmedica (A Business of Pfizer Inc.) Combined Financial Statements for the years ended December 31, 1997, 1996 and 1995 and Independent Auditor's Report.
----------------------------------------------------------------------------



Howmedica
(A Business of Pfizer Inc.)
COMBINED BALANCE SHEET
(Dollars in thousands)
(Unaudited)

                                                  September 27,  September 14,
                                                      1998           1997
                                                  -------------  -------------
Assets

CURRENT ASSETS
Cash                                                     $1,965     $35,844
Accounts receivable, less allowance for doubtful
accounts: 1998 - $11,234; 1997 - $13,874                190,407     190,816
Due from parent and affiliates                          239,809     133,977
Inventories                                             263,517     246,062
Deferred taxes                                           65,729      63,375
Prepaid expenses and other assets                        29,406      20,943
                                                  -------------  -------------
Total current assets                                    790,833     691,017

Property, plant and equipment, less accumulated
depreciation                                            189,161     184,117
Goodwill and other intangible assets, net               110,781     104,219
Deferred charges                                        191,959     188,441
Deferred taxes                                              718           0
Other assets                                              6,044       2,437
                                                  -------------  -------------
  Total assets                                       $1,289,496  $1,170,231
                                                  =============  =============

Liabilities and Business Unit Equity

CURRENT LIABILITIES
Accounts payable                                        $93,913     $70,536
Short-term borrowings                                     9,925      23,240
Due to parent and affiliates                            595,960     482,696
Income taxes payable                                     25,565      21,728
Deferred taxes                                            7,477       7,710
Accrued compensation and related items                   40,367      28,638
Other current liabilities                                55,532      62,101
                                                  -------------  -------------
  Total current liabilities                             828,739     696,649

Long-term debt                                              166         779
Deferred taxes                                           46,670      47,842
Other noncurrent liabilities                              9,692       9,069
                                                  -------------  -------------
  Total liabilities                                     885,267     754,339

Business unit equity                                    423,356     427,878
Accumulated other comprehensive income/(expense)        (19,127)    (11,986)
                                                  -------------  -------------
  Total business unit equity                            404,229     415,892
                                                  -------------  -------------

  Total liabilities and business unit equity         $1,289,496  $1,170,231
                                                  =============  =============

See accompanying notes to combined financial statements.



Howmedica
(A Business of Pfizer Inc.)
COMBINED STATEMENT OF INCOME
(Dollars in Thousands)
(Unaudited)


                                               Nine Months Ended
                                         ------------------------------
                                          September 27,   September 14,
                                               1998           1997
                                          -------------- --------------
Net sales                                       $595,268        $583,667
Cost and expenses:
  Cost of sales                                  211,937         212,674
  Selling, informational and
    administrative expenses                      248,996         238,787
  Research and development expenses               38,249          36,010
  Corporate and division overhead costs           25,892          17,719
  Other deductions--net                           11,712          15,066
                                                --------        --------
Income before provision for taxes on
  income                                          58,482          63,411
Provision for taxes on income                     22,283          24,084
                                                --------        --------
Net income                                       $36,199         $39,327
                                                ========        ========

See accompanying notes to combined financial statements.



Howmedica
(A Business of Pfizer Inc.)
COMBINED STATEMENT OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)


                                                       NINE MONTHS ENDED
                                                -----------------------------
                                                 September 27,  September 14,
                                                      1998           1997
                                                    ---------       --------
OPERATING ACTIVITIES
Net income                                            $36,199        $39,327
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization of intangibles         50,925         48,671
  Gain on disposals of property, plant
   and equipment                                         (174)          (125)
  Deferred taxes                                       (9,393)        (3,544)
  Other                                                   531            639
  Changes in assets and liabilities:
   Accounts receivable                                 14,319           (269)
   Inventories                                        (16,922)       (11,083)
   Prepaid, other assets and deferred charges         (45,605)       (34,033)
   Accounts payable and accrued liabilities            10,838        (5,181)
   Other noncurrent liabilities                         1,154          1,451
   Due from/to parent and affiliates                    5,833         17,734
                                                      -------        -------
Net cash provided by operating activities              47,705         53,587
                                                      -------        -------

INVESTING ACTIVITIES
   Purchases of property, plant and equipment         (32,436)       (31,542)
   Acquisition of patent license                      (12,500)             0
                                                      -------        -------
Net cash used in investing activities                 (44,936)       (31,542)
                                                      -------        -------

FINANCING ACTIVITIES
   Net proceeds from borrowings                         6,411          1,539
   Branch earnings remitted                           (17,958)       (14,388)
                                                      -------        -------
Net cash used in financing activities                 (11,547)       (12,849)
                                                      -------        -------
Effect of exchange rate changes on cash                  (919)        (4,483)
                                                      -------        -------
Net increase/(decrease) in cash                        (9,697)         4,713
Cash at beginning of year                              11,662         31,131
                                                      -------        -------
Cash at end of period                                  $1,965        $35,844
                                                      =======        =======

See accompanying notes to combined financial statements.



Howmedica
(A Business of Pfizer Inc.)
Notes to Combined Financial Statements
(Dollars in Thousands)
(Unaudited)



1.    Organization and Business Description

Organization

Howmedica is a business unit within the Medical Technology Group ("MTG") of Pfizer Inc. ("Pfizer"). Howmedica is comprised of the following wholly-owned (directly or indirectly) subsidiaries of Pfizer - Howmedica GmbH (Germany); Howmedica Leibinger Inc.; Howmedica Leibinger GmbH & Co.; Jaquet Orthopedie S.A.; Howmedica International Inc. (includes Panama, Germany and Irish branches); Howmedica International Limited; Pfizer Hospital Products Ltd.; Benoist Girard & Cie S.C.A.; Pfizer Medical Technology Group Ltd.; Howmedica France S.C.A.; Howmedica GesMBH (Austria); Pfizer Medical Technology Group A.B.; Pfizer Medical Technology Group (Belgium) N.V.; Pfizer Medical Technology Group (Netherlands) B.V.; Howmedica Iberica S.A; Pficonprod Pty Ltd. (Australia) and the Rutherford, New Jersey branch (Orthopedic Division)
of Howmedica Inc.   In addition, Howmedica includes certain net assets used
exclusively in its business but located at various Pfizer subsidiaries.

Business Description

Howmedica manufactures, markets and distributes a wide range of reconstructive, trauma and specialty products used by orthopedic medical professionals in the treatment of musculoskeletal disorders. In addition, Howmedica's products include specialty surgical instrumentation focused on stereotactic surgery. Howmedica has a global direct sales and distribution presence in all major markets of the world and has its manufacturing operations in the United States and Europe. The raw materials for its products are readily available and Howmedica is not dependent on a single supplier or only a few suppliers for its raw materials.


2.    Basis of Presentation

The combined financial information presented herein is unaudited. Howmedica is responsible for the unaudited financial statements included in this document. The financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of financial position and operating results. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. The interim financial statements and notes thereto do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with Howmedica's annual audited financial statements for 1997.

The accompanying combined financial statements present the financial position, results of operations and cash flows for Howmedica as if it were a separate legal entity. All significant intercompany transactions and balances have been eliminated. Operations outside of the U.S. are included as of August 23, 1998 and August 24, 1997. The combined financial statements include the accounts specifically attributed to Howmedica, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and business segment operating levels of Pfizer.

The Rutherford branch's earnings are included in the net income of Howmedica and are remitted to Pfizer through the intercompany accounts on a quarterly basis. Cash from Howmedica's domestic operations is not included in cash in the accompanying combined balance sheet at September 27, 1998 and September 14, 1997 since this cash is included in Pfizer's centralized cash management system. Accordingly, Howmedica's cash at September 27, 1998 and September 14, 1997 may not be representative of an independent company.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include depreciation, amortization and estimates used in allocating certain assets, liabilities and the costs of shared services and administrative functions. Management believes that it exercised reasonableness in deriving these amounts. Howmedica is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as, but not limited to, changes in the healthcare environment, competition, foreign exchange, legislation, regulation, litigation and other such matters.


3.    New Accounting Pronouncements

Effective January 1, 1998, Howmedica adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income, which consists of all changes in equity from nonshareholder sources. Prior year financial statements have been conformed to the requirements of SFAS No. 130 (see Note 5).

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which becomes effective for Howmedica's financial statements beginning January 1, 2000. SFAS No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. Howmedica is currently evaluating this Statement and its impact on its existing accounting policies and financial reporting disclosures.


4.    Divestiture

In 1998, Pfizer entered into an agreement to sell Howmedica to Stryker Corporation for $1.65 billion in cash. The transaction, pending the usual regulatory approvals, is expected to close in the fourth quarter of 1998.


5.    Comprehensive Income/(Expense)


                                               Nine Months Ended
                                        -------------------------------
                                         Sept. 27, 1998   Sept. 14, 1997
                                         --------------   --------------
Net income                                     $36,199          $39,327
Other comprehensive expense-currency
  translation adjustment                       (19,163)         (56,162)
                                          --------------   --------------
Total comprehensive income/(expense)           $17,036         $(16,835)
                                          ==============   ==============

Changes in the currency translation adjustment included in "Accumulated other comprehensive expense" were as follows:

                                  Nine Months Ended
                            ------------------------------
                            Sept. 27, 1998   Sept. 14, 1997
                            --------------   --------------
Opening balance                        $36          $44,176
Translation adjustments            (19,163)         (56,162)
                                   --------         --------
Ending balance                    $(19,127)        $(11,986)
                                   ========         ========


6.    Corporate and Division Overhead Costs

Pfizer allocates certain corporate service and employee benefit expenses (based on actual costs incurred) to Howmedica on the basis of number of personnel, occupied office space and third party sales. Pfizer does not allocate various other corporate overhead expenses to its operating divisions. However, for purposes of the accompanying combined financial statements, allocations of such expenses have been included in the combined statement of income and are summarized as follows:

                                          Nine Months Ended
                                    -----------------------------
                                  Sept. 27, 1998     Sept. 14, 1997
                                  --------------      -------------
Pfizer corporate overhead costs          $12,206             $8,332
MTG division overhead costs               13,686              9,387
                                         -------            -------
                                         $25,892            $17,719
                                         =======            =======

Pfizer corporate overhead costs represent a portion of corporate functions such as personnel, legal, accounting, treasury and information systems which are primarily allocated based on sales of Howmedica compared to total Pfizer revenues.

MTG division overhead costs represent personnel, quality control, regulatory compliance, finance and business development which are primarily allocated based on sales to third party customers of Howmedica compared to total MTG sales.

Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs that would have been or will be incurred by Howmedica as an independent company.


7.    Inventory

                                    Sept. 27, 1998  Sept. 14, 1997
                                    --------------   -------------
Finished goods                             $276,946        $272,557
Work-in-process                              39,771          26,556
Raw materials                                25,088          22,706
                                          ---------       ---------
                                            341,805         321,819
Less: allowance for obsolescence            (78,288)        (75,757)
                                          ---------       ---------
                                           $263,517        $246,062
                                          =========       =========


8.    Contingent Liabilities and Commitments

Howmedica is involved in a number of claims and litigations considered normal in its business, including product liability, employment, tax, and intellectual property matters. In the product liability area, there are approximately 150 matters pending, including suits and claims involving allegedly defective hip or knee prostheses, fixation devices, or other products, most based on allegations of mechanical failure. Eleven matters, including nine hip and two knee cases, allege long-term effects of the materials in the prostheses. While it is not possible to predict the outcome of any of these proceedings, Howmedica believes that the liability resulting from all pending lawsuits and claims, irrespective of the demands in any of them, will not have a material adverse effect on its results of operations, cash flows or financial position.



          (b)  Pro Forma financial information.

---------------------------------------------------------------------------
Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company and Howmedica as of September 30, 1998.

Unaudited Pro Forma Condensed Consolidated Statements of Earnings of the Company and Howmedica for the year ended December 31, 1997 and the nine months ended September 30, 1998.
---------------------------------------------------------------------------

STRYKER CORPORATION AND HOWMEDICA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 14, 1998, Stryker Corporation ("Stryker" or "the Company") announced it had entered into a definitive agreement to acquire Howmedica, the orthopaedic division of Pfizer, Inc,. for $1.9 billion in cash. On October 22, 1998, the Company reached an agreement with Pfizer to reduce the purchase price for Howmedica to $1.65 billion in cash as a result of changes in the financial markets. On December 4, 1998, the Company completed the acquisition for $1.65 billion in cash. The acquisition of Howmedica was accounted for using the purchase method of accounting.

The aggregate purchase price for Howmedica, including an estimate for a contractually required adjustment based on the estimated increase in Howmedica's working capital since December 31, 1997, has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition, as valued by an independent appraiser using information and assumptions provided by management. In addition, certain purchase liabilities have been provided in conjunction with a plan of integration to combine Stryker and Howmedica. The excess of purchase price and purchase liabilities over the fair value of net tangible assets acquired was allocated to specific intangible asset categories as follows (in thousands):

     Goodwill                              $437,000
     Developed technology                   194,000
     Customer base                          178,900
     Purchased research and development      78,400
     Trademarks and assembled workforce      41,200
                                           --------
                                           $929,500
                                           ========

Immediately after the acquisition was consummated, management of the Company began to implement an integration plan to combine Stryker and Howmedica. In conjunction with the integration plan, the Company recorded additional purchase liabilities of approximately $111 million ($67 million net of related tax benefit), which were included in the acquisition cost allocation. The additional purchase liabilities include approximately $71 million for severance and related costs for Howmedica employees, $27 million to convert Howmedica's distribution network to direct sales to accommodate the integration and $13 million associated with Howmedica facility closures and contractual obligations. The severance and related costs are provided for planned workforce reductions covering all Howmedica employee groups other than sales. The cost of the distributor conversions is based on negotiated contracts. The restructuring actions will be completed in 1999. As the Company's integration plan evolves, information could become known that may require adjustments to the purchase liabilities recorded in the preliminary purchase price allocation. Any increases or decreases in the estimated liabilities for these integration activities will result in a corresponding increase or decrease in goodwill.

During the fourth quarter of 1998, the Company recorded a $78.4 million charge ($51.7 million net of tax) to account for purchased research and development acquired. The valuation of purchased research and development was based upon an analysis of those projects which had not reached technological feasibility and had no alternative use. The valuation considered expected future cash flows and was discounted for risks and uncertainties related to target markets and completion of products. The other intangible assets recorded in connection with the acquisition will be amortized on a straight-line basis over their estimated period of benefit.

These Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the historical Consolidated Financial Statements of Stryker Corporation and the historical Combined Financial Statements of Howmedica under the assumptions and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the combined company as if the transaction had occurred on September 30, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Earnings assume that the acquisition occurred on January 1, 1997, and do not give effect to the purchased research and development charge recorded in connection with the acquisition.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the Company's financial position or the results of operations would have been if the Howmedica acquisition had been in effect on the dates indicated or which may be achieved in the future. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical Consolidated Financial Statements of Stryker Corporation and the historical Combined Financial Statements of Howmedica and the notes accompanying both statements.


STRYKER CORPORATION AND HOWMEDICA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

                                           September 30, 1998
                             ----------------------------------------------

                                                      Pro Forma     Pro Forma
                                                     Adjustments     Stryker
                                                         And       Corporation
                             Stryker                 Reclassifi-       and
                           Corporation  Howmedica      Cations      Howmedica
                           -----------  ----------  -----------    -----------
ASSETS
 Current Assets
  Cash and cash
   equivalents                $223,069      $1,965  ($137,140) (1)     $87,894
  Marketable debt
   securities                  135,731               (135,731) (1)           0
  Accounts receivable,
   less allowance for
   doubtful accounts           191,173     190,407                     381,580
  Due from parent and
   affiliates                              239,809   (239,809) (2)           0
  Inventories                  165,971     263,517    146,800  (3)     576,288
  Deferred income taxes         86,140      65,729    (63,842) (4)     132,027
                                                       44,000  (5)
  Prepaid expenses and
   other current assets         16,666      29,406                      46,072
                             ---------   ---------  ---------        ---------
 Total Current Assets          818,750     790,833   (385,722)       1,223,861

 Property, plant and
  equipment, less
  allowance for
  depreciation                 182,998     189,161     11,700  (6)     383,859
 Goodwill and other
  intangibles, net of
  amortization                             110,781   (110,781) (7)     953,408
                                                       49,790  (8)
                                                      903,618  (9)
 Deferred charges                          191,959    (56,800)(10)     135,159

 Other assets                   69,927       6,762     25,493  (1)      79,048
                                                      (49,790) (8)
                                                       26,656 (11)
                             ---------   ---------  ---------        ---------
TOTAL ASSETS                $1,071,675  $1,289,496   $414,164       $2,775,335
                            ==========  ==========  =========       ==========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
 Current Liabilities
  Accounts payable             $51,662     $93,913                    $145,575
  Short-term borrowings                      9,925   ($9,925) (4)            0
  Due to parent and
   Affiliates                              595,960  (595,960) (2)            0
  Accrued compensation          45,373      40,367                      85,740
  Income taxes                  50,599      25,565    (5,000) (4)       71,164
  Accrued expenses and
   Other liabilities            65,427      63,009    (1,600) (4)      237,836
                                                     111,000  (5)
  Current maturities of
   long-term debt               71,280               (69,331) (1)        1,949
                             ---------   ---------  ---------        ---------
 Total Current Liabilities     284,341     828,739  (570,816)          542,264
 Long-term debt, excluding
  Current maturities             3,874         166  1,471,953  (1)   1,475,993
 Deferred income taxes                      46,670    (25,000) (4)      21,670
 Other liabilities              28,455       9,692     (6,000) (4)      32,147
 Minority interest              29,235                                  29,235
 Stockholders' equity
  Common stock                   9,642                                   9,642
  Additional paid-in
   Capital                       8,433                                   8,433
  Howmedica business
   unit equity                             423,356   (423,356)(12)           0
  Retained earnings            718,949                (51,744)(11)     667,205
  Accumulated other
   Comprehensive loss         (11,254)    (19,127)     19,127 (12)     (11,254)
                             ---------   ---------  ---------        ---------
 Total Stockholders'
  Equity                       725,770     404,229   (455,973)         674,026
                             ---------   ---------  ---------        ---------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY      $1,071,675  $1,289,496   $414,164       $2,775,335
                            ==========  ==========  =========       ==========

See accompanying notes to unaudited pro forma condensed consolidated financial statements.



STRYKER CORPORATION AND HOWMEDICA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share amounts)


                                   Year Ended December 31, 1997
                         ------------------------------------------------

                                                  Pro Forma     Pro Forma
                                                 Adjustments     Stryker
                                                     and       Corporation
                           Stryker               Reclassifi-       and
                         Corporation Howmedica     cations      Howmedica

                         ----------- ---------  -------------  ----------
Net sales                   $980,135  $820,708                  $1,800,843
Cost of sales                397,766   295,606   ($34,194) (13)    659,178
                            --------  --------  --------          --------
Gross profit                 582,369   525,102     34,194        1,141,665

Operating expenses:
 Research, development
  and engineering             56,895    50,102                     106,997
 Selling, general and
  administrative             341,500   325,831     34,194  (13)    757,209
                                                   27,887  (14)
                                                   27,797  (15)
 Pfizer corporate and
  division overhead
  costs                                 27,031                      27,031
                            --------  --------  --------          --------
                             398,395   402,964    89,878           891,237
                            --------  --------  --------          --------
Operating income             183,974   122,138   (55,684)          250,428

Interest expense                                (121,454) (16)    (121,454)

Other income (expense)        11,346  (32,907)    27,887  (14)       2,745
                                                   3,702  (17)
                                                 (10,895) (18)
                                                   3,612  (19)
                            --------  --------  --------          --------
Earnings before income
 taxes                       195,320    89,231  (152,832)          131,719
Income taxes                  70,000    34,343   (58,076) (20)      46,267
                            --------  --------  --------          --------
Net earnings                $125,320   $54,888  ($94,756)          $85,452
                            ========  ========  ========          ========
Net earnings per share
 of common stock:
  Basic                       $1.30                                  $0.89
                              =====                                  =====
  Diluted                     $1.28                                  $0.87
                              =====                                  =====
Weighted-average shares
 outstanding for the
 period:
  Basic                       96,254                                96,254
  Diluted                     98,132                                98,132

See accompanying notes to unaudited pro forma condensed consolidated financial statements.


STRYKER CORPORATION AND HOWMEDICA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share amounts)


                             For Nine Months Ended September 30, 1998
                         ------------------------------------------------

                                                 Pro Forma      Pro Forma
                                                Adjustments      Stryker
                                                    and        Corporation
                          Stryker               Reclassifi-        and
                        Corporation  Howmedica    cations       Howmedica

                        -----------  --------- -------------   ----------
Net sales                  $781,826   $595,268                  $1,377,094
Cost of sales               324,680    211,937 ($28,150) (13)      508,467
                           --------   -------- --------           --------
Gross profit                457,146    383,331   28,150            868,627

Operating expenses:
 Research, development
  and engineering            41,428     38,249                      79,677
 Selling, general and
  administrative            263,451    248,996   28,150  (13)      570,024
                                                  8,579  (14)
                                                 20,848  (15)
 Pfizer corporate and
  division overhead
  costs                                 25,892                      25,892
                           --------   -------- --------           --------
                            304,879    313,137   57,577            675,593
                           --------   -------- --------           --------
Operating income            152,267     70,194  (29,427)           193,034

Interest expense                                (88,653) (16)      (88,653)

Other income (expense)       10,823   (11,712)    8,579  (14)        3,915
                                                  2,020  (17)
                                                 (8,691) (18)
                                                  2,896  (19)
                           --------   -------- --------           --------
Earnings before income
 taxes                      163,090     58,482 (113,276)           108,296
Income taxes                 57,080     22,283  (43,045) (20)       36,318
                           --------   -------- --------           --------
Net earnings               $106,010    $36,199 ($70,231)           $71,978
                           ========   ======== ========           ========
Net earnings per share
 of common stock:
  Basic                       $1.10                                 $0.75
                              =====                                  =====
  Diluted                     $1.08                                 $0.73
                              =====                                  =====
Weighted-average shares
 outstanding for the
 period:
  Basic                      96,253                                 96,253
  Diluted                    98,040                                 98,040


See accompanying notes to unaudited pro forma condensed consolidated financial statements.


STRYKER CORPORATION AND HOWMEDICA
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Amounts in thousands)


The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to reflect the acquisition of Howmedica accounted for under the purchase method of accounting. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the acquisition was completed as of September 30, 1998 and the Unaudited Pro Forma Condensed Consolidated Statements of Earnings assume that the acquisition was completed on January 1, 1997. The acquisition was completed on December 4, 1998.

All interim financial data used to develop the Unaudited Pro Forma Condensed Consolidated Financial Statements are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation thereof.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings are based on the historical Consolidated Financial Statements of Stryker Corporation and the historical Combined Financial Statements of Howmedica. The historical Unaudited Combined Financial Statements of Howmedica used to prepare the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998 and the Unaudited Pro Forma Condensed Consolidated Statements of Earnings for the nine months ended September 30, 1998 actually reflect results as of and for the nine months ended September 27, 1998. The difference between that date and September 30, 1998 was not deemed significant. As a result, no pro forma adjustments were made to reflect the impact of the difference in dates. For purposes of the historical Combined Financial Statements of Howmedica, Pfizer allocated certain corporate and division overhead costs to Howmedica. These allocated costs totaled $27,031,000 and $25,892,000 for the year ended December 31, 1997 and for the nine months ended September 27, 1998, respectively.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings are not necessarily indicative of operating results which would have been achieved had the acquisition occurred as of January 1, 1997 and should not be construed as representative of future earnings. The Unaudited Pro Forma Condensed Consolidated Statements of Earnings do not include any benefits from synergies that may result from the acquisition.

The excess of the estimated aggregate purchase price for Howmedica and purchase liabilities over the fair value of net tangible assets acquired was preliminarily allocated to specific intangible asset categories and is being amortized over the estimated periods of benefit associated with each category. The final allocations may be different from the amounts reflected herein. The amount of goodwill reported in the Unaudited Pro Forma Condensed Consolidated Balance Sheet differs from the amount of goodwill recorded by the Company at December 4, 1998 due to the difference in Howmedica's net assets at September 30, 1998 as compared to the actual net assets as of the acquisition date.

Following is a description of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements:

(1) Represents the payment of cash and marketable securities totaling $272,871 and the debt established to fund the acquisition. The long-term debt was borrowed under an agreement through which $1,650,000 in Senior Secured Credit Facilities are available to the Company. The Senior Secured Credit Facilities provide for $1,150,000 in term loans extending over six to eight years, a six-year $250,000 U.S. revolving credit facility and a six-year $250,000 reducing multi-currency facility. Borrowings shown under the facilities reflect amounts necessary to pay the remaining purchase price not paid with cash, to pay deferred loan costs of $25,493 and to refinance $69,331 of outstanding Japanese yen borrowing. The actual amount of Japanese yen refinanced at December 4, 1998 on a U.S. dollar equivalent basis increased to $78,316 as a result of foreign currency exchange changes.

(2) Represents the elimination of intercompany receivables and payables due between Howmedica and Pfizer entities as of September 30, 1998.

(3) Represents the net adjustment to fair value of Howmedica's inventories. The Company recorded a $74,200 decrease in inventories to conform to the Company's methodologies and stepped-up the remaining inventory by $221,000 to fair value. The effects of this adjustment on cost of sales has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Earnings since it is non-recurring.

(4) Represents the elimination of certain items included on Howmedica's balance sheet which will not be transferred to Stryker Corporation in accordance with the terms of the purchase agreement underlying the acquisition.

(5) Represents the recording of purchase liabilities arising in connection with the transaction, including severance payments and other reorganization costs, as well as the related deferred tax benefit.

(6) Represents a write-up to fair value of property, plant and equipment acquired.

(7) Represents the elimination of Howmedica's historical goodwill and other intangibles.

(8) Represents a reclassification of Stryker Corporation's historical goodwill and other intangibles to conform with the pro forma presentation.

(9) Represents the recording of goodwill and other intangibles arising from the acquisition on a pro forma basis. The actual goodwill recorded at December 4, 1998 differs from this amount due to differences in Howmedica's net assets at that date. In addition, the amounts assigned to goodwill and other intangibles are based on a preliminary purchase price allocation and are subject to adjustment during 1999.

(10) Represents a write-down to fair value of loaner instruments acquired.

(11) Represents the write-off of purchased research and development of $78,400 net of a deferred income tax benefit of $26,656.

(12) Represents the elimination of Howmedica's historical equity, including accumulated other comprehensive loss.

(13) Represents the reclassification of amortization of Howmedica loaner instruments included in deferred charges to conform with Stryker
Corporation's presentation.

(14) Represents the reclassification of certain amounts included in other expense by Howmedica to conform with Stryker Corporation's presentation.

(15) Represents amortization of goodwill and other intangibles related to the acquisition. This amortization is based on the preliminary allocation to specific intangible asset categories of the excess of the purchase price and purchase liabilities over the fair value of net tangible assets acquired using estimated periods of benefit associated with the specific intangible asset categories. The aggregate purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition, as valued by an independent appraiser using information and assumptions provided by management.

     The $221,000 step-up of Howmedica's inventory to fair value at date of acquisition and the $78,400 write-off of purchased research and development are not reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Earnings. The purchased research and development has been charged to operations during the fourth quarter of 1998 and the inventory step-up will be charged off as additional non-recurring cost of sales as the acquired inventory is sold.

(16) Represents the estimated increase in interest expense and amortization of deferred loan costs resulting from the debt financing obtained by Stryker Corporation in connection with the acquisition of Howmedica. The interest expense shown for the periods presented is calculated using interest rates in effect in January 1999 with a portion of the interest rate fixed under the Company's interest rate swap agreement which was effective beginning in January 1999. Interest expense and deferred loan cost amortization decline slightly in the nine months ended September 30, 1998 as a result of required debt repayments which begin in the second year of the loans under the debt repayment schedule.

(17) Represents the elimination of interest expense on Stryker Corporation's previous Japanese yen denominated debt which was refinanced through the proceeds of the debt financing obtained in connection with the acquisition.

(18) Represents an adjustment to eliminate interest income earned by Stryker Corporation on cash and marketable securities of $272,871 used to pay a portion of the purchase price for Howmedica.

(19) Represents the elimination of amounts recorded by Howmedica for amortization of goodwill and other intangible assets.

(20) Represents the estimated tax effect of the Unaudited Pro Forma Condensed Consolidated Statements of Earnings' pro forma adjustments based on rates applicable to those adjustments.

          (c)  Exhibits

               Exhibit
               Number      Description
               -------     ------------

               2.1*        Form of Stock and Asset Purchase
                           Agreement, dated as of August 13, 1998,
                           between Pfizer Inc. and the Company (the
                           "Purchase Agreement").

               2.2*        Form of Amendment No. 1, dated as of
                           October 22, 1998, to the Purchase
                           Agreement.

               10.1* Form of Credit and Guaranty Agreement, dated as of December 4, 1998, among the Company, certain subsidiaries of the Company, as guarantors, the Lenders named therein and certain other parties.

               23.1        Consent of KPMG LLP.



                *Previously filed with the Initial 8-K.





                                 SIGNATURES



     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: February 19, 1999


                              STRYKER CORPORATION



                              By:  /s/  David J. Simpson
                                   Vice President, Chief
                                   Financial Officer and Secretary






                                EXHIBIT INDEX


Exhibit Number      Description

--------------      -----------

     2.1* Form of Stock and Asset Purchase Agreement, dated as of August 13, 1998, between Pfizer Inc. and the Company (the "Purchase Agreement").

     2.2* Form of Amendment No. 1, dated as of October 22, 1998, to the Purchase Agreement.


     10.1* Form of Credit and Guaranty Agreement, dated as of December 4, 1998, among the Company, certain subsidiaries of the Company, as guarantors, the Lenders named therein and certain other parties.

     23.1           Consent of KPMG LLP.


     *Previously filed with the Initial 8-K.





                                                                 Exhibit 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Pfizer Inc.:


We consent to the incorporation by reference in the following registration statements:

*    File No. 33-55662 on Form S-8,
*    File No. 2-96467 on Form S-8,
*    File No. 33-32240 on Form S-8

of Stryker Corporation of our report dated September 9, 1998, with respect to the combined balance sheets of Howmedica, a Business of Pfizer Inc. as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Stryker Corporation dated February 19, 1999.



                                             /s/ KPMG LLP



New York, New York
February 17, 1999